Exhibit 1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

MGT CAPITAL INVESTMENTS, INC.

INTO

MEDICSIGHT, INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

MEDICSIGHT, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:  That the Corporation owns all of the outstanding shares of the only class of stock of MGT Capital Investments, Inc., a Delaware corporation (“Merger Sub”).

SECOND:  That the Corporation, by the following resolutions unanimously adopted by the Board of Directors of the Corporation on January 16, 2007 determined to merge Merger Sub into the Corporation (the “Merger”).

RESOLVED, that Merger Sub be merged into the Corporation and that, upon the effectiveness of the Merger, the Corporation shall assume all of the liabilities and obligations of Merger Sub.

RESOLVED, that the Merger shall become effective upon the filing of a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware or at such later time set forth therein.

RESOLVED, that, upon effectiveness of the Merger, Article FIRST of the Certificate of Incorporation of the Corporation, as heretofore amended, shall be amended to read as follows:  “Article FIRST: The name of the corporation is MGT Capital Investments, Inc.”

RESOLVED, that the proper officers of the Corporation be, and they hereby are, directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to the Merger and to change the name of the Corporation, and the date of adoption thereof, and to cause the same to be filed with the Secretary of State of the State of Delaware and to do all acts and things whatsoever, whether within or without the State of Delaware, that may be necessary or proper to effect the Merger and change of name.

THIRD:  This Certificate of Ownership and Merger shall become effective at 12:01 a.m., E.S.T. on January 17, 2007.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by a duly authorised officer on this 16th day of January, 2007.

MEDICSIGHT, INC.

By:	/s/ STEPHEN FORSYTH
Stephen Forsyth
Chairman of the Board of Directors